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Exhibit 99.1

Dear MJN Colleagues,

        Today, we have made an announcement about Mead Johnson's future. Our Board of Directors have unanimously voted to approve and recommended to our shareholders that they approve a merger with Reckitt Benckiser (RB), a leading global health and consumer goods company, which would acquire all outstanding shares in MJN for $90 per share.

        As stated in my note to you last week, our discussions with RB have focused on protecting the interests of both our shareholders and our employees. In agreeing to pay a significant premium for our company, RB has implicitly recognized the value of our brands, our strategy, our strong innovation pipeline and ultimately, the quality of our global organization.

        RB is a leading, global company in the Health and Home Care business. Like Mead Johnson, they have roots stretching back more than a century. They too are a values-based company and recognized globally for their performance-based culture, their marketing acumen and speedy decision-making. RB and MJN both share an unwavering commitment to integrity and recognize the importance of enduring relationships with business partners and continuous improvement in everything we do.

        Becoming part of RB will enable us to serve more consumers in more ways and places. We will benefit from added scale and greater diversification. By spreading overheads over a larger revenue base, we will be able to protect investment in our growth opportunities and potentially speed up geographic expansion. An RB-MJN combination will produce a powerful portfolio of leading brands that will add Enfa, Nutramigen and Sustagen to RB's existing brands of Dettol, Vanish, Durex, Nurofen and many others. A combined entity will have more than 44,000 employees and over $17 billion in annual sales across more than 200 countries.

        Our mission to continue to provide children with the best start in life will endure. And, both companies share a commitment to giving back to the communities in which we operate.

        The combination of RB and MJN will require shareholder approval from both companies and will be subject to various regulatory approvals, including in the U.S. and China. We will work with RB to secure these approvals and begin a period of integration planning. At this point, we expect the transaction to be completed during the third quarter of 2017.

        Although there will be some restrictions on how much we can communicate to you prior to close, we will be reaching out in the coming weeks and months to provide additional updates and information.

        In the coming months, we must all guard against the risk of distraction from our critical business tasks. During this time, it is more important than ever that we continue to Operate to the Highest Standards, Continue to Drive Growth and Value Creation while Building Our Capabilities.

        I will not attempt to capture or express the thoughts of Rakesh Kapoor, CEO of Reckitt Benckiser. Instead, I encourage you to read the attached letter from Rakesh addressed to you. Like me, Rakesh is a firm believer in our growth potential. He and I are both committed to ensuring a smooth integration, and we will quickly establish dedicated resources that can lead the integration planning effort.

        I remain as excited as ever about the possibilities that lie ahead of us.

With best regards,

Kasper

Cautionary Statement Regarding Forward-Looking Statements

        This release contains certain statements with respect to a transaction involving Mead Johnson Nutrition Company ("Mead Johnson") and Reckitt Benckiser Group plc that are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as "should," "expect," "anticipate," "estimate," "target," "may," "project," "guidance," "intend," "plan," "believe" and other words and terms of similar meaning and expression. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the possibility that a transaction will not be consummated or delays in consummating the transaction; (2) adverse effects on the market price of Mead Johnson's common stock and on Mead Johnson's operating results because of a failure to complete the transaction; (3) negative effects relating to the announcement of the transaction or any further announcements relating to the transaction or the entrance into or consummation of the transaction on the market price of Mead Johnson's stock; (4) unanticipated difficulties or expenditures relating to the transaction; (5) legal proceedings instituted against Mead Johnson and others in connection with the transaction; (6) disruptions of current plans and operations caused by the announcement and pendency of the transaction; (7) potential difficulties in employee retention as a result of the announcement and pendency of the transaction; (8) the response of customers, distributors, suppliers and competitors to the announcement of the transaction; (9) the ability to sustain brand strength, particularly the Enfa family of brands; (10) the effect on the company's reputation of real or perceived quality issues; (11) the effect of regulatory restrictions related to the company's products; (12) the adverse effect of commodity costs; (13) increased competition from branded, private label, store and economy-branded products; (14) the effect of an economic downturn on consumers' purchasing behavior and customers' ability to pay for product; (15) inventory reductions by customers; (16) the adverse effect of changes in foreign currency exchange rates; (17) the effect of changes in economic, political and social conditions in the markets where we operate; (18) changing consumer preferences; (19) the possibility of changes in the Women, Infants and Children (WIC) program, or participation in WIC; (20) legislative, regulatory or judicial action that may adversely affect the company's ability to advertise its products, maintain product margins, or negatively impact the company's reputation or result in fines or penalties that decrease earnings; and (21) the ability to develop and market new, innovative products.

        Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. Forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which might not even anticipate. There can be no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our reports filed with the Securities and Exchange Commission ("SEC"). Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Mead Johnson.

        All forward-looking statements included in this release are based upon information available to Mead Johnson as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements except as required by law.

Additional Information and Where to Find It

        This release may be deemed to be solicitation material in respect of the transaction. In connection with the transaction, Mead Johnson will file a proxy statement and other materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEAD JOHNSON AND THE TRANSACTION.

        Mead Johnson's investors and security holders will be able to obtain a free copy of these documents filed with the SEC at the SEC's website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Mead Johnson's Website at www.meadjohnson.com or by contacting Mead Johnson:

  Investors:
  Kathy MacDonald, 847-832-2182
  kathy.macdonald@mjn.com

Participants in the Solicitation

        Mead Johnson and its officers and directors may be deemed to be participants in the solicitation of proxies from Mead Johnson stockholders with respect to the transaction. Information about Mead Johnson officers and directors and their ownership of Mead Johnson common shares is set forth in the proxy statement for Mead Johnson's 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2016, and in other documents filed with the SEC by Mead Johnson and its officers and directors. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed by Mead Johnson with the SEC.

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  Exhibit 99.1